Exhibit 99.1

FIRST HORIZON ANNOUNCES RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

AND PROVIDES UPDATED 2006 GUIDANCE

Fourth Quarter 2005 Results Include:

•                  Net revenues of $66.9 million, an increase of 58% over fourth quarter 2004

•                  Net income of $13.0 million, an increase of 52% over fourth quarter 2004

•                  Diluted earnings per share of $0.32 versus diluted earnings per share of $0.21 cents in the fourth quarter 2004, an increase of 52%

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure) of $25.9 million, an increase of 90% over fourth quarter 2004

Year-end 2005 results include:

•                  Net revenues of $216.4 million, an increase of 42% over full year 2004

•                  Net income of $39.2 million, an increase of 48% over full year 2004

•                  Diluted earnings per share of $0.97 versus diluted earnings per share of $0.66 for the full year 2004, an increase of 47%

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure) of $81.6 million, an increase of 49% over full year 2004

•                  Completed stock repurchases of 0.4 million shares at a cost of $6.5 million

Guidance for Full Year 2006 (based solely on existing product portfolio):

•                  Net revenues of between $265 million and $275 million

•                  Diluted earnings per share of between $1.15 and $1.20, excluding the effect of stock-based compensation expense (a non-GAAP measure)

Alpharetta, GA (February 23, 2006) – First Horizon Pharmaceutical Corporation (NASDAQ:FHRX), a specialty pharmaceutical company, today announced results for the fourth quarter and year ended December 31, 2005. Net revenues for the fourth quarter of 2005 increased 58% to $66.9 million compared with $42.4 million for the quarter ended December 31, 2004. Net income for the quarter ended December 31, 2005 increased 52% to $13.0 million, or $0.32 per diluted share, compared with net income of $8.6 million, or $0.21 per diluted share for the fourth quarter of 2004. Cost of revenues was $10.0 million for the fourth quarter of 2005, producing gross margins of 85%, compared with gross margins of 82% for the fourth quarter of 2004. Selling, general and administrative expenses were $29.1 million for the fourth quarter of 2005 compared with $20.5 million for the quarter ended December 31, 2004. The increase in selling, general and administrative expenses resulted primarily from the costs associated with adding more than 100 sales representatives during 2005, the launch costs for Triglide, and an increase in royalty and commission expenses related to the higher revenues.

For the year ended December 31, 2005, net revenues increased 42% to $216.4 million from $152.0 million for the full year 2004. Net income for the year ended December 31, 2005, increased 48% to $39.2 million, or $0.97 per diluted share, compared with net income of $26.6 million, or $0.66 per diluted share for the full year 2004. Cost of revenues was $33.3 million for the year ended December 31, 2005, producing a gross margin of 85%, compared with $29.1 million with a gross margin of 81% for the

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full year 2004. Selling, general and administrative expenses were $97.4 million for the year ended December 31, 2005, compared with $66.8 million for the full year 2004. This increase was primarily related to the increase in our sales force, the associated costs for the launch of the Company’s new products and an increase in royalty and commission expenses related to the higher net revenues.

First Horizon’s CEO and President, Patrick Fourteau, commented, “We are pleased with our fourth quarter 2005 results. The fourth quarter was favorably impacted by the performance of Triglide, OptiNate and Ponstel. We believe the fourth quarter revenues are a base-line from which to grow our business. We have completed the preparatory work for the realignment of our sales force to include the Women’s Health specialty division, which was implemented in early January 2006.”

Cardiology Products

Net revenues of the Company’s Cardiology products were $46.5 million for the fourth quarter of 2005, representing 70% of total sales. For the full year of 2005, net revenues of the Company’s Cardiology products were $144.5 million, or 67% of net revenues, compared with $75.3 million, or 50% of net revenues, for the full year 2004. This increase was primarily a result of the addition of the Company’s new products, Altoprev and Fortamet, commencing in April 2005, the launch of Triglide in July 2005, price increases on the Company’s products, and total prescription growth of Sular.

New prescriptions of Sular increased 16.9% and total prescriptions increased 16.1% for the full year 2005 compared with full year 2004. (Source: IMS Health’s National Prescription Audit Plus™ data).

Fortamet captured a 1.2% market share of new prescriptions and a 1.1% market share of total prescriptions of the metformin market for the month of December 2005. Altoprev captured a 0.3% market share of new prescriptions and a 0.4% market share of total prescriptions of the statin market for the month of December 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

The Company launched Triglide in July 2005. Triglide captured a 1.6% market share of the fenofibrate market new prescriptions and 0.9% market share of its total prescriptions for the month of December 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which currently include the Prenate line and Ponstel, were $14.6 million for the fourth quarter of 2005, representing 22% of total sales. Net revenues of the Company’s Women’s Health products, which currently include the Prenate line and Ponstel were approximately $46.6 million, for the year ended December 31, 2005, compared with $22.2 million, for the year ended December 31, 2004. The increase for the full year 2005 versus the full year 2004 was due primarily to 2005 containing a full year of Prenate Elite which was launched in March 2004, the successful launch of OptiNate in March 2005, price increases on our products, and the growth of total prescriptions of Ponstel. Prenate Elite, the only prescription prenatal vitamin with Metafolin®, captured a 12.8% market share of prenatal multi-vitamins new prescriptions and 13.4% market share of prenatal multi-vitamins total prescriptions for the month of December 2005. In addition, OptiNate captured an 7.2% market share of the EFA prenatal vitamin market for new prescriptions and 7.2% market share of its total prescriptions for the month of December 2005 (Source: IMS Health’s National Prescription Audit Plus™ data).

Development

The Company continued to increase its research and development efforts in 2005, spending $4.1 million for the full year, an increase of $2.6 million from the $1.5 million spent in the prior year.

The increase was due primarily to greater activity in the development program for lifecycle management initiatives for the Company’s products.

Outlook

Full Year 2006 – First Horizon expects full year 2006 net revenues to be in the range of $265 million to $275 million and diluted earnings per share to be in the range of $1.15 to $1.20, excluding the effect of stock-based compensation. This approximates a 24% increase in revenues and earnings per share on a year-over-year basis.

Projections for 2006, which are based solely on sales of the products in the Company’s current portfolio, anticipate investments of 5% of net revenues into research and development, and a sales team of approximately 525 sales representatives. The 2006 earnings projections do not include the requirement to incur stock compensation expense in 2006, which is estimated to be $0.13 per share.

Conference Call

First Horizon will host a conference call on Thursday, February 23, 2006, beginning at 5:00 p.m. Eastern Time to discuss the financial results. Analysts, investors and other interested parties are invited to participate by visiting the Company’s website, www.fhrx.com, and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are (800) 289-0496 for domestic callers and (913) 981-5519 for international callers. All callers should use passcode 3492629 to gain access to the conference call. Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin promptly.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets, sells and develops prescription products with a primary focus on cardiology and women’s health. First Horizon has a portfolio that includes 15 branded prescription products of which eight are actively promoted to high-prescribing physicians through its recently expanded nationwide sales force of approximately 525 representatives. First Horizon’s web site address is: www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Safe Harbor Statement

This press release contains forward-looking statements (in addition to historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

•                  We may not attain expected revenues and earnings;

•                  If we are unsuccessful in obtaining third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels;

•                  If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted;

•                  The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs;

•                  We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties;

•                  Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products;

•                  We may not be able to protect our competitive position for our promoted products from patent infringers;

•                  Altoprev has experienced manufacturing issues. If the issues recur and cannot be resolved, our ability to acquire the product for sale and sampling will be adversely affected;

•                  Sales of our Tanafed and Robinul products have been adversely affected by the introduction of knock-off and generic products, respectively;

•                  An issued FDA notice may cause us to incur increased expenses and adversely affect our revenue from our Tanafed products;

•                  We may incur unexpected costs in integrating new products into our operations;

•                  We may be unable to develop or market line extensions for our products including Sular, Triglide, Fortamet, and our Prenate Line or, even if developed, obtain patent protection for our line extensions. Further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our operating results would be adversely affected;

•                  Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation;

•                  We depend on a small senior management group, the departure of any member of which would likely adversely affect our business;

•                  An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results;

•                  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales and adversely impact our financial results;

•                  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

•                  Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market;

•                  We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels);

•                  An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

•                  If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

•                  Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations;

•                  If generic competitors that compete with any of our products are introduced, our revenues may be adversely affected; and

•                  Some unforeseen difficulties may occur.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

The Company’s product names are trademarks, in some cases registered, of the Company.

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues	$66,867	$42,400	$216,358	$151,967

Operating costs and expenses:
Cost of revenues	10,041	7,787	33,331	29,082
Selling, general and administrative	29,146	20,486	97,386	66,773
Depreciation and amortization	6,344	4,307	22,666	16,907
Research and development	1,790	523	4,075	1,546
Total operating costs and expenses	47,321	33,103	157,458	114,308

Operating income	19,546	9,297	58,900	37,659

Other income (expense), net	21	541	(514)	1,310

Income before provision for income taxes	19,567	9,838	58,386	38,969
Provision for income taxes	6,584	1,275	19,177	12,415

Net income	$12,983	$8,563	$39,209	$26,554

Net income per common share:
Basic	$0.37	$0.24	$1.12	$0.74
Diluted	$0.32	$0.21	$0.97	$0.66

Weighted average common shares outstanding:
Basic	35,000	35,438	35,102	35,761
Diluted	42,356	43,657	42,514	42,429

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$17,043	$36,586
Marketable securities	82,757	160,636
Accounts receivable, net	48,353	23,833
Inventories	28,924	15,824
Other	27,311	16,438
Total current assets	204,388	253,317

Property and equipment, net	5,148	5,110

Other assets:
Intangibles, net	315,798	229,953
Other	4,371	10,104
Total other assets	320,169	240,057

Total assets	$529,705	$498,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,093	$14,569
Accrued expenses	18,482	20,508
Total current liabilities	30,575	35,077

Long-term liabilities:
Convertible debt	150,000	150,000
Other	8,994	4,998
Total liabilities	189,569	190,075

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	292,639	288,335
Retained earnings	82,524	43,315
Deferred compensation	(7,489)	—
Accumulated other comprehensive loss	(4,384)	(87)
Treasury stock	(23,190)	(23,190)
Total stockholders’ equity	340,136	308,409

Total liabilities and stockholders’ equity	$529,705	$498,484

FIRST HORIZON PHARMACEUTICAL CORPORATION

Reconciliation of EBITDA*

(Unaudited, in thousands)

	For the	For the
	Quarter	Year
	Ended	Ended
	December 31,	December 31,
	2005	2005

Net income as reported (GAAP)	$12,983	$39,209
Add: Other expense, net	(21)	514
Add: Provision for income taxes	6,584	19,177
Add: Depreciation and amortization	6,344	22,666
Earnings before interest, taxes, depreciation and amortization	$25,890	$81,566

* The Company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow. EBITDA, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Projected Diluted Earnings per Share**

(Unaudited)

For the
Year
Ended
December 31,
2006

2006 Projected diluted earnings per share, as presented	$1.15-1.20
Less: Stock-based compensation expense	(0.13)
2006 Projected diluted earnings per share (GAAP)	$1.02-1.07

**     The Company believes that projected diluted earnings per share before stock-based compensation expense is a meaningful non-GAAP financial measure for providing comparability to 2005 reported diluted earnings per share. Diluted earnings per share before stock-based compensation expense, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
866-352-4401
ir@fhrx.com

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